Great Western Bancorp, Inc. Announces Nationwide Search for President Sioux Falls, SD – February 28, 2018 - The Board of Directors of Great Western Bancorp, Inc. (the “Company”) (NYSE: GWB) today announced a nationwide search for a new president as a result of the growth of the Company and its principal banking subsidiary, Great Western Bank (the “Bank”). The Company and Bank will separate the duties of the President and Chief Executive Officer. Ken Karels, Chairman, President & CEO, will continue to serve as Chairman of the Board and Chief Executive Officer for both the Company and Bank and will continue to oversee its leadership and growth in the marketplace. Under Karels’ leadership, the Company has grown 26% in asset size to $11.81 billion as of December 31, 2017 from the time of its Initial Public Offering (IPO) in October 2014. Subject to the hiring of a new President for the Company and the Bank, this transition is expected to occur by the end of 2018. The Executive Committee of the Company’s Board of Directors will conduct the nationwide search for a new President. About Great Western Bancorp, Inc. Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The bank services its customers through more than 170 branches in nine states: Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota and South Dakota. To learn more about Great Western Bank visit www.greatwesternbank.com. Forward-Looking Statements The materials posted may contain forward-looking statements, including guidance, involving significant risks and uncertainties, which will be identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "should," "is likely," "will," "going forward" and other expressions that indicate future events and trends and may be followed by or reference cautionary statements. A number of factors could cause actual results to differ materially from those in the forward-looking information. These factors are outlined in our most recent earnings press release and in more detail in our most current 10-Q and 10-K filings. Great Western Bancorp, Inc. disclaims any obligation to update any of the forward-looking statements that are made from time to time to reflect future events or developments or changes in expectations. Great Western Bancorp, Inc. Media Contact: Ann Nachtigal, 605-988-9217 Ann.nachtigal@greatwesternbank.com Investor Relations Contact: David Hinderaker, 605-988-9253 David.hinderaker@greatwesternbank.com